Exhibit 4.2

EXECUTION VERSION

DISCOVER CARD EXECUTION NOTE TRUST

Issuer

and

U.S. BANK NATIONAL ASSOCIATION

Indenture Trustee

CLASS D(2009-1) TERMS DOCUMENT

Dated as of July 2, 2009

to

INDENTURE SUPPLEMENT

Dated as of July 26, 2007

for the DiscoverSeries Notes

to

INDENTURE

Dated as of July 26, 2007

THIS CLASS D(2009-1) TERMS DOCUMENT (this “Terms Document”), by and between DISCOVER CARD EXECUTION NOTE TRUST, a statutory trust created under the laws of the State of Delaware (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as Indenture Trustee (the “Indenture Trustee”), is made and entered into as of July 2, 2009.

Pursuant to this Terms Document, the Issuer shall create a new Tranche of Class D Notes of the DiscoverSeries and shall specify the principal terms thereof.

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01. Definitions. For all purposes of this Terms Document, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(2) all other terms used herein which are defined in the Indenture Supplement or the Indenture, either directly or by reference therein, have the meanings assigned to them therein;

(3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder means such accounting principles as are generally accepted in the United States of America at the date of such computation;

(4) all references in this Terms Document to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Terms Document; the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Terms Document as a whole and not to any particular Article, Section or other subdivision;

(5) in the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture Supplement or the Indenture, the terms and provisions of this Terms Document shall be controlling, but solely with respect to the Class D(2009-1) Notes;

(6) each capitalized term defined herein shall relate only to the Class D(2009-1) Notes and no other Tranche of Notes issued by the Issuer;

(7) “including” and words of similar import will be deemed to be followed by “without limitation”; and

(8) for purposes of determining any amount or making any calculation hereunder, such amount or calculation, (x) if specified to be as of the first day of any Due Period, shall (a)

include any Notes issued during such Due Period as if such Notes had been outstanding on the first day of such Due Period and (b) give effect to any payments, deposits or other allocations made on the Distribution Date related to the prior Due Period, and (y) if specified to be as of the close of business on the last day of any Due Period shall give effect to any payments, deposits or other allocations made on the related Distribution Date.

“Accumulation Amount” shall not apply with respect to the Class D(2009-1) Note.

“Accumulation Period” shall not apply with respect to the Class D(2009-1) Note.

“Class D(2009-1) Adverse Event” means the occurrence of any of the following: (a) an Early Redemption Event with respect to the Class D(2009-1) Notes or (b) an Event of Default and acceleration of the Class D(2009-1) Notes; provided, however, that if the only such event to have occurred is an Excess Spread Early Redemption Event for which an Excess Spread Early Redemption Cure has occurred, a Class D(2009-1) Adverse Event shall not be treated as continuing from and after the date of such cure.

“Class D Interest” means, with respect to the Class D(2009-1) Notes, 0%.

“Class D(2009-1) Note” means any Note issued pursuant to this Terms Document, in the form set forth in Exhibit A hereto, designated therein as a Class D(2009-1) Note and duly executed and authenticated in accordance with the Indenture.

“Class D(2009-1) Noteholder” means a Person in whose name a Class D(2009-1) Note is registered in the Note Register.

“Class D Reserve Account Percentage” means, for any Distribution Date, 0%.

“Class D(2009-1) Termination Date” means the earliest to occur of (a) the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class D(2009-1) Notes is paid in full, (b) the Legal Maturity Date and (c) the date on which the Indenture is discharged and satisfied pursuant to Article VI thereof.

“Expected Maturity Date” means (i) with respect to the Class D(2009-1) Notes, September 15, 2017 or, if such date is extended pursuant to Section 2.08, the Expected Maturity Date as so extended and (ii) with respect to any Tranche of any Senior Class of DiscoverSeries Notes, the date identified in the applicable Terms Document as the “Expected Maturity Date” for such Notes.

“Expected Principal Payment Date” means any Distribution Date which is an Expected Maturity Date for any Tranche of any Senior Class of DiscoverSeries Notes.

“Indenture” means the Indenture dated as of July 26, 2007 between the Issuer and Indenture Trustee, as the same may be amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Indenture Supplement” means the Indenture Supplement for the DiscoverSeries Notes, dated as of July 26, 2007, as amended by the Omnibus Amendment to Indenture Supplement and

Terms Documents, dated as of July 2, 2009, by and between the Issuer and the Indenture Trustee, as the same may be amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Initial Dollar Principal Amount” means $598,903,743, or such higher amount as is specified in any Notice of Additional Issuance under Section 2.06.

“Initial Issuance” means the initial issuance of the Class D(2009-1) Notes on July 2, 2009.

“Interest Accrual Period” shall not apply with respect to the Class D(2009-1) Notes.

“Interest Payment Date” shall not apply with respect to the Class D(2009-1) Notes.

“Issuance Date” means July 2, 2009 with respect to all Class D(2009-1) Notes issued on the date hereof and, with respect to any increase in the Outstanding Dollar Principal Amount of the Class D(2009-1) Notes pursuant to Section 2.06, any Issuance Date specified in the Notice of Additional Issuance delivered thereunder.

“Legal Maturity Date” means (i) with respect to the Class D(2009-1) Notes, March 16, 2020 or, if such date is extended pursuant to Section 2.08, the Legal Maturity Date as so extended and (ii) with respect to any Tranche of any Senior Class of DiscoverSeries Notes, the date identified in the applicable Terms Document as the “Legal Maturity Date” for such Notes.

“Note Interest Rate” shall not apply with respect to the Class D(2009-1) Notes.

“Notice of Additional Issuance” has the meaning set forth in Section 2.06.

“Stated Principal Amount” means $598,903,743 or such higher amount as is specified in any Notice of Additional Issuance under Section 2.06.

“Targeted Accumulation Reserve Subaccount Deposit” shall not apply with respect to the Class D(2009-1) Notes.

Section 1.02. Representations and Warranties of Issuer. The Issuer represents and warrants that:

(a) the Issuer has been duly formed and is validly existing as a statutory trust in good standing under the laws of the State of Delaware, and has full power and authority to execute and deliver this Terms Document and to perform the terms and provisions hereof;

(b) the execution, delivery and performance of this Terms Document by the Issuer have been duly authorized by all necessary corporate and statutory trust proceedings of any Beneficiary and the Owner Trustee, do not require any approval or consent of any governmental agency or authority, and do not and will not conflict with any material provision of the Certificate of Trust or the Trust Agreement of the Issuer;

(c) this Terms Document is the valid, binding and enforceable obligation of the Issuer, except as the same may be limited by receivership, insolvency, reorganization, moratorium or other laws relating to the enforcement of creditors’ rights generally or by general equity principles;

(d) to the best of the Issuer’s knowledge, this Terms Document will not conflict with any law or governmental regulation or court decree applicable to it;

(e) the Issuer is not required to be registered under the Investment Company Act;

(f) all information heretofore furnished by the Issuer in writing to the Indenture Trustee for purposes of or in connection with this Terms Document or any transaction contemplated hereby is, and all such information hereafter furnished by the Issuer in writing to the Indenture Trustee will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified; and

(g) to the best knowledge of the Issuer, there are no proceedings or investigations pending against the Issuer before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over the Issuer (A) asserting the invalidity of this Terms Document, (B) seeking to prevent the consummation of any of the transactions contemplated by this Terms Document or (C) seeking any determination or ruling which in the Issuer’s judgment would materially and adversely affect the performance by the Issuer of its obligations under this Terms Document or the validity or enforceability of this Terms Document.

Section 1.03. Representations and Warranties of Indenture Trustee. The Indenture Trustee represents and warrants and any successor trustee shall represent and warrant that:

(a) The Indenture Trustee is organized, existing and in good standing under the laws of the United States of America;

(b) The Indenture Trustee has full power, authority and right to execute, deliver and perform this Indenture, and has taken all necessary action to authorize the execution, delivery and performance by it of this Terms Document; and

(c) This Terms Document has been duly executed and delivered by the Indenture Trustee.

Section 1.04. Limitations on Liability.

(a) It is expressly understood and agreed by the parties hereto that (i) this Terms Document is executed and delivered by the Owner Trustee not individually or personally but solely as Owner Trustee under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (ii) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking or agreement by the Owner Trustee but is made and intended for the purpose of binding only the Issuer, (iii) nothing herein contained will be construed as creating any liability on the Owner Trustee individually or personally, to perform any covenant of the Issuer either expressed or implied herein, all such liability, if any, being expressly waived by the parties to this Terms Document and by any Person claiming by, through or under them and (iv) under no circumstances will the Owner Trustee be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Terms Document or any related documents.

(b) None of the Indenture Trustee, the Owner Trustee, the Calculation Agent, any Beneficiary, the Depositor, any Master Servicer or any Servicer or any of their respective officers, directors, employees, incorporators or agents will have any liability with respect to this Terms Document, and recourse may be had solely to the Collateral pledged to secure these Class D(2009-1) Notes under the Indenture, the Indenture Supplement and this Terms Document.

Section 1.05. Governing Law. THIS TERMS DOCUMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ANY CONFLICT OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

Section 1.06. Counterparts. This Terms Document may be executed in any number of counterparts, each of which when so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 1.07. Ratification of Indenture and Indenture Supplement. As supplemented by this Terms Document, each of the Indenture and the Indenture Supplement is in all respects ratified and confirmed and the Indenture as supplemented by the Indenture Supplement and this Terms Document shall be read, taken and construed as one and the same instrument.

ARTICLE II

The Class D(2009-1) Notes

Section 2.01. Creation and Designation. There is hereby created a Tranche of Class D Notes to be issued pursuant to the Indenture and the Indenture Supplement to be known as the “DiscoverSeries Class D(2009-1) Notes.”

Section 2.02. Principal Payments.

For each Principal Payment Date, the amount of principal due with respect to the Class D(2009-1) Notes shall be an amount, if positive, equal to

(a) the Nominal Liquidation Amount of the Class D(2009-1) Notes after giving effect to any reductions in the Nominal Liquidation Amount of the Class D(2009-1) Notes in accordance with Section 3.01 of the Indenture Supplement on such date (other than reductions pursuant to clauses 63 and 72 thereof), minus

(b) the aggregate Class C Available Subordinated Amount of Class D Notes for each Outstanding Tranche of Class C Notes, after giving effect to any reductions in the Nominal Liquidation Amount of any Outstanding Tranche of Class C Notes in accordance with Section 3.01 of the Indenture Supplement on such date;

provided, however, that if at any time one or more additional Tranches of Class D Notes has been issued and is Outstanding, the amount determined in clause (b) shall be reduced by an amount equal to the lesser of (i) the Nominal Liquidation Amount of such additional Class D Notes, and (ii) the portion of such Class C Available Subordinated Amount of Class D Notes attributable to any Tranche of any Senior Class of DiscoverSeries Notes issued after the date of issuance of such additional Class D Notes or the date of issuance of any predecessor additional Class D Notes. For the avoidance of doubt, no principal payment will be made with respect to these Class D(2009-1) Notes if such payment would cause the total Nominal Liquidation Amount of all Class D Notes to be less than the aggregate Class C Available Subordinated Amount of Class D Notes, determined without giving effect to the foregoing proviso.

Section 2.03 Payments of Principal.

(a) The Issuer will cause principal to be paid on each Principal Payment Date, with the last such principal payment to be made on the Expected Maturity Date; provided, however, that it shall not be an Event of Default if principal is not paid in full on such Expected Maturity Date unless funds for such payment have been allocated in accordance with Section 3.01 of the Indenture Supplement. All payments of principal on the Class D(2009-1) Notes shall be made as set forth in Section 1102 of the Indenture.

(b) The right of the Class D(2009-1) Noteholders to receive payments from the Issuer will terminate on the Class D(2009-1) Termination Date.

(c) All payments of principal or other amounts to the Class D(2009-1) Noteholders will be made pro rata based on the Outstanding Dollar Principal Amount of their Class D(2009-1) Notes.

Section 2.04. Form of Delivery of Class D(2009-1) Notes; Denominations.

(a) The Class D(2009-1) Notes shall be delivered in the form of a definitive Registered Note as provided in Section 201 of the Indenture. The form of the Class D(2009-1) Notes is attached hereto as Exhibit A.

(b) The Class D(2009-1) Notes shall, until such time as the laws of any jurisdiction in which they are offered or sold no longer restrict the transfer or sale thereof, bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5

OF THE SECURITIES ACT PROVIDED BY RULE 144A. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF DISCOVER CARD EXECUTION NOTE TRUST AND DISCOVER BANK THAT (A) THIS NOTE MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY TO DISCOVER CARD EXECUTION NOTE TRUST, DISCOVER BANK OR THEIR AFFILIATES IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, PROVIDED, THAT IMMEDIATELY AFTER SUCH RESALE, PLEDGE OR TRANSFER, THE NOTE WILL NOT BE CONSIDERED ISSUED AND OUTSTANDING FOR UNITED STATES FEDERAL AND STATE INCOME TAX PURPOSES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER FROM IT OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

(c) No Class D(2009-1) Notes shall be transferred except in accordance with the transfer restrictions described in the legend set forth in clause (b) above.

(d) The Class D(2009-1) Notes will be issued in minimum denominations of $250,000.

Section 2.05. Delivery and Payment for the Class D(2009-1) Notes. The Issuer shall execute and deliver the Class D(2009-1) Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall deliver the Class D(2009-1) Notes when authenticated, each in accordance with Sections 203 and 303 of the Indenture.

Section 2.06. Increases in the Outstanding Dollar Principal Amount. Subject to clauses (ii), (iii), (iv) and (v) of Section 2.02 and Section 2.03 of the Indenture Supplement, the Issuer may increase the Outstanding Dollar Principal Amount of the Class D(2009-1) Notes by issuing additional Class D(2009-1) Notes, so long as the following conditions precedent are satisfied:

(a) the Issuer shall have given the Indenture Trustee written notice of such increase in the Outstanding Dollar Principal Amount of the Class D(2009-1) Notes (the “Notice of Additional Issuance”) at least one (1) Business Day in advance of the Issuance Date thereof, which notice shall include:

(i)	the Issuance Date of such increase in the Outstanding Dollar Principal Amount of the Class D(2009-1) Notes;

(ii)	the amount of such increase in the Outstanding Dollar Principal Amount of the Class D(2009-1) Notes and the resulting Initial Dollar Principal Amount and Stated Principal Amount of the Class D(2009-1) Notes; and

(iii)	any other terms that the Issuer may set forth in such Notice of Additional Issuance to clarify the effect of such increase in the Outstanding Dollar Principal Amount of the Class D(2009-1) Notes on any calculations to be made with respect to the Class D(2009-1) Notes, Class D, or the Issuer.

All such terms shall be incorporated into and form a part of this Terms Document on and after the effective date of such Class D(2009-1) Notes; and

(b) no Class D(2009-1) Adverse Event has occurred and is continuing.

The Issuer shall not have to satisfy the conditions set forth in Section 310 of the Indenture in connection with an increase in the Outstanding Dollar Principal Amount of the Class D(2009-1) Notes so long as such conditions were satisfied or waived in connection with the Initial Issuance of Class D(2009-1) Notes. Any such increase shall be deemed to have occurred under Section 310 of the Indenture and this Section 2.06 for purposes of the Indenture, the Indenture Supplement and this Terms Document.

Section 2.07. Acceleration of Principal Payment Dates and Maturity.

(a) If at any time the Issuer has received written confirmation from each applicable Note Rating Agency that reducing the Required Subordinated Percentage of Class D Notes for any Tranche of DiscoverSeries Notes will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes, and the Issuer reduces the Required Subordinated Percentage of Class D Notes for any such Tranche, the Calculation Agent on behalf of the Issuer shall, by written notice to the Indenture Trustee, declare that an Expected Principal Payment Date occur immediately. It shall not be an Event of Default if the amount of principal due on such Expected Principal Payment Date with respect to the Class D(2009-1) Notes is not paid in full on such Expected Principal Payment Date unless funds for such payment have been allocated in accordance with Section 3.01 of the Indenture Supplement.

(b) If at any time no Outstanding Tranche of DiscoverSeries Notes has a Required Subordinated Percentage of Class D Notes greater than zero, the Calculation Agent on behalf of the Issuer shall, by written notice to the Indenture Trustee, declare the entire Outstanding Dollar Principal Amount of the Class D(2009-1) Notes due and payable immediately. It shall not be an Event of Default if such amount is not paid in full on such date unless funds for such payment have been allocated in accordance with Section 3.01 of the Indenture Supplement.

Section 2.08. Extension of the Expected Maturity Date and Legal Maturity Date. If at any time a new Tranche of a Senior Class of DiscoverSeries Notes is issued, and the Expected Maturity Date and Legal Maturity Date for such Tranche of Notes is a later date than the Expected Maturity Date and Legal Maturity Date for the Class D(2009-1) Notes, unless otherwise provided in the Terms Document for such Tranche, the Calculation Agent on behalf of the Issuer shall, by written notice to the Indenture Trustee, extend the Expected Maturity Date and Legal Maturity Date for the Class Class D(2009-1) Notes to the Expected Maturity Date and Legal Maturity Date for such Tranche of Notes. Any such extension by the Calculation Agent on behalf of the Issuer shall be made no later than the first day of the Due Period immediately preceding the Expected Maturity Date for the Class D(2009-1) Notes then in effect (without giving effect to any extension pursuant to this Section 2.08).

Section 2.09. Tax Opinions. Section 310(a)(iv) of the Indenture shall not apply to the Class D(2009-1) Notes.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Terms Document to be duly executed, all as of the day and year first above written.

DISCOVER CARD EXECUTION NOTE TRUST,
as Issuer

By:	Wilmington Trust Company,
not in its individual capacity but solely as Owner Trustee

By:	/s/ Jennifer A. Luce
Name:	Jennifer A. Luce
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Indenture Trustee

By:	/s/ Patricia M. Child
Name:	Patricia M. Child
Title:	Vice President

[Signature Page to Class D(2009-1) Terms Document]

Exhibit A

Form of Class D Note

See attached.